UNITED STATES
                                            SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549
                                                       FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                                   Commission File Number   000-22919

                                                         Prime Companies, Inc.
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                                          (Exact name of registrant as specified in its charter)

                                         409 Center Street, Yuba City, CA 95991, (530) 755-3580
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                    Common Shares, Par Value $0.0001
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                                         (Title of each class of securities covered by this Form)
                                                              N/A
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     (Titles of all other classes of securities for which a duty to file reports  under section 1 or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                                 Rule 12g-4(a)(1)(i)  [x]                           Rule 12h-3(b)(1)(i)   [ ]
                                 Rule 12g-4(a)(1)(ii) [ ]                           Rule 12h-3(b)(l)(ii)  [ ]
                                 Rule 12g-4(a)(2)(i)  [ ]                           Rule l2h-3(b)(2)(i)   [ ]
                                 Rule 12g-4(a)(2)(ii) [ ]                           Rule 12h-3(b)(2)(ii)  [ ]
                                                                                    Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 270

Pursuant to the requirements of the Securities Exchange Act of 1934, Prime Companies, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 1, 2006                                                                    By:/s/ Stephen Goodman
                                                                                          _____________________________
                                                                                          Stephen Goodman, Chief Financial Officer
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